PRESS RELEASE

Exhibit 99.1

Martin Lundstedt Not Standing for Re-Election to Autoliv Board of Directors

(Stockholm, Sweden, February 19, 2026) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, today announced that Mr. Martin Lundstedt, a current member of the Board of Directors (the “Board”), has elected not to stand for re-election. Mr. Lundstedt’s service as a director will end at the 2026 Annual Stockholders Meeting (the “2026 Annual Meeting”).

“It has been my honor to serve on the Autoliv Board these past five years and contribute to Autoliv’s vision of Saving More Lives. Autoliv is truly the worldwide leader in vehicle safety systems and has a tangible impact on improving lives around the world,” said Martin Lundstedt. “It is with regret that my Board service will end but I wish nothing but the best to my colleagues on the Autoliv Board and the many employees that make Autoliv such a special company.”

“I wish to thank Martin for his contributions to the performance of the Board as a member in good standing since 2021. In this dynamic period for the automotive industry, his deep experience, leadership, and insights greatly benefited Autoliv,” said Jan Carlson, Chairman of the Board of Directors. “On behalf of the Board, I wish Martin continuing success in his endeavors.”

2026 Annual Meeting

As previously announced, the Board has set Thursday, May 7, 2026 as the date for the 2026 Annual Stockholders Meeting. The Board has decided that the meeting will be in-person only. The Board has fixed the close of business on March 11, 2026 as the record date for the 2026 Annual Meeting. All stockholders of record as of the close of business on that date are entitled to vote at the 2026 Annual Meeting. Notice of the 2026 Annual Meeting will be delivered to the holders of record in late March. More information on the Annual Meeting can be found in Autoliv's proxy statement, which will be available to stockholders in late March.

Inquiries:

Media: Gabriella Etemad, Tel +46 (70) 612 64 24
Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71
Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the contact person set out above, at 3:15 p.m. CET on February 19, 2026.

About Autoliv

Autoliv, Inc. (NYSE: ALV; Nasdaq Stockholm: ALIV.sdb) is the worldwide leader in automotive safety systems. Through our group companies, we develop, manufacture and market protective systems, such as airbags, seatbelts, and steering wheels for all major automotive manufacturers in the world, as well as mobility safety solutions, such as commercial vehicles and electrical safety solutions. At Autoliv, we challenge and re-define the standards of mobility safety to sustainably deliver leading solutions. In 2025, our products saved approximately 40,000 lives and reduced around 600,000 injuries.

We have operations in 25 countries, and we drive innovation, research, and development at our 13 technical centers. Our 64,000 employees are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. Sales in 2025 amounted to $10.8 billion. For more information go to www.autoliv.com.

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, D5, 111 64 Stockholm Phone: +46 (0)8 58720600